Exhibit 10(y)
EFH CORP. RETENTION AWARD PLAN

1.Purpose and Effective Date. In order to retain the services of certain key employees, Energy Future Holdings Corp., a Texas corporation (the “Company”), has adopted this EFH Corp. Retention Award Plan (the “Plan”) to incentivize such key employees to continue providing services to the Company and its affiliates.

2.Definitions. For purposes of this Plan, the following terms will have the meanings set forth in this Section 2:

(a)“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that for purposes of this Plan, Oncor Electric Delivery Holdings Company LLC and each of its subsidiaries (collectively, “Oncor”) shall not be deemed an Affiliate of the Company.

(b)“Cause” means (i) if, in carrying out an Eligible Employee's duties to the Company, the Eligible Employee has engaged in conduct that constitutes (A) a breach of the Eligible Employee's fiduciary duties to the Company or its shareholders (including, without limitation, a breach or attempted breach of the restrictive covenants under any applicable Management Stockholder's Agreement entered into by and between that Eligible Employee and the Company), (B) gross neglect, or (C) gross misconduct resulting in material economic harm to the Company; or (ii) the Eligible Employee's conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

(c)“Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of the Company or Business Unit to a Person (or group of Persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by the Company, any member of the Sponsor Group or their Affiliates, to a Person (or group of Persons acting in concert) of Common Stock that results in more than 50.0% of the Common Stock of the Company (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of Common Stock by the Company, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20.0% of the Common Stock of, and has the ability to appoint less than a majority of the directors to the board of the Company (or any resulting company after a merger); and with respect to any of the events described in clauses (i) through (ii) above, such event results in any Person (or group of Persons acting in concert) gaining control of more seats on the board of directors than the Sponsor Group. For purposes of this definition of a Change in Control, (a) a “Business Unit” shall mean a discreet business or activity performed by the Company or its subsidiaries that is treated, or accounted for, as a separate operating unit in which an Eligible Employee is employed; (b) “Common Stock” shall mean the common stock of the Company, which may be authorized but unissued, or issued and reacquired; and (c) the “Sponsor Group” shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co. and their respective affiliates.

(d)“Change in Control Termination” means a termination of an Eligible Employee's employment by the Company without Cause or a termination of employment by an Eligible Employee for Good Reason, in each case on or after the occurrence of a Change in Control.

(e)“Disability” shall mean “Disability” as defined in the then current long-term disability plan of the Company.

(f)“Good Reason” means the occurrence of any one or more of the following events without an Eligible Employee's express written consent: (i) a material reduction in the Eligible Employee's base salary (other than a general reduction in base salaries that affects all salaried employees of the Company proportionately); (ii) a transfer of the Eligible Employee's primary workplace by more than thirty-five (35) miles from the Eligible Employee's then current workplace; or (iii) a substantial and adverse change in the Eligible Employee's duties and responsibilities; provided, however, that in order for the Eligible Employee's termination due to a Good Reason event to be effective, the Eligible Employee must provide notice to the Company of the event alleged to constitute a Good Reason termination within ninety (90) days of the occurrence of such an event, and the Company shall be given the opportunity to remedy the alleged Good Reason termination event within thirty (30) days from the Company's receipt of the Eligible Employee's notice of the allegation, and the Eligible Employee must terminate his or her employment for Good Reason within thirty (30) days of the Company's failure to cure.

(g)“Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

3.Administration of the Plan.

(a)Authority of the Administrator. The Plan will be administrated by the Executive Vice President of Human Resources of the Company, or by a person or committee appointed by the board of directors of the Company to administer the Plan (the “Administrator”). Subject to the express provisions of the Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan, (ii) delegate its duties under the Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan, any applicable law or Company policy. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive.

(b)Manner of Exercise of Authority. Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, its owners, each Eligible Employee (as defined below), or other persons claiming rights from or through an Eligible Employee. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering the Plan.

(c)Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company's legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. The Administrator and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.Eligibility. Those key employees designated by the Administrator are eligible (“Eligible Employees”) to receive a retention award (a “Retention Award”) under this Plan in accordance with the terms of the individual participation agreement (the “Participation Agreement”) provided to each Eligible Employee upon the Administrator's determination of their right to receive a Retention Award; provided, however, that members of the Strategy and Policy Committee (or its equivalent from time to time) of the Company (the “SPC”) must be designated as eligible to receive a Retention Award by the Organization and Compensation Committee of the Company's board of directors (the “O&C Committee”) or such other committee designated by the Company's board of directors (the “Committee”). The Retention Award will be payable in accordance with the terms of the Participation Agreement and Section 5 below.

5.Payment of Retention Award.

(a)Terms of Retention Award. An Eligible Employee will be eligible to receive a Retention Award in accordance with this Section 5. Each Participation Agreement shall provide the amount of the Eligible Employee's Retention Award, the time and form of payment of the Retention Award, vesting or forfeiture provisions, and any other terms or conditions that the Administrator or the Committee determines to be appropriate for each Eligible Employee's Retention Award.

(b)Amount of Retention Award. An Eligible Employee who becomes entitled to receive a Retention Award will receive payment of such amount(s) subject to applicable withholding taxes.

6.Claims for Benefits.

(a)Initial Claim. In the event that an Eligible Employee or his estate claims (a “claimant”) to be eligible for a payment under the Plan, or claims any other rights under the Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Administrator, in its sole and absolute discretion. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the Plan and any other pertinent documents generally available to Eligible Employees that are specifically related to the claim. A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Administrator. Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim, if a claim is denied (including references to any pertinent provisions of the Plan), and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan's claim review procedure and the time limits applicable to such procedure.

(b)Request for Review. Within ninety (90) days after receiving written notice of the Administrator's disposition of the claim, the claimant may file with the SPC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Administrator's disposition of the claim, the claimant will be deemed to have accepted the Administrator's written disposition.

(c)Decision on Review. After receipt by the SPC of a written application for review of an initial claim determination, the SPC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The SPC will notify the claimant of its decision by hand delivery or by certified or registered mail to the claimant's last known address. A decision on review of the claim will be made by the Administrator within forty-five (45) days of receipt of the written request for review. If special circumstances require an extension of the forty-five (45) day period, the Administrator will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the Administrator within ninety (90) days of receipt of written submission for review, it will be deemed to be denied. The decision of the Administrator will be provided to the claimant as soon as possible but no later than five (5) business days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in the case of an adverse decision regarding his appeal. The decision of the Administrator will be final and conclusive.

(d)SPC Members. In the event that the claimant under this Section 6 is a member of the SPC, the Committee rather than the Administrator shall determine the claimant's claims for benefits. Solely for purposes of this Section 6, if the claimant is an SPC member all references to the term “Administrator” and “SPC” in Sections 6(a), (b) and (c) shall be replaced by the term “Committee.”

7.General Provisions.

(a)Leave of Absence. With respect to the Retention Award, the Administrator may, in its sole discretion, determine that if an Eligible Employee is on leave of absence for any reason, the Eligible Employee will be considered to still be in the employ of, or providing services for, the Company or an affiliate of the Company.

(b)Taxes and Offset. The Company is authorized to withhold from any Retention Award, or portion thereof, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving a Retention Award, and to take such other action as the Company may deem advisable to enable the Company and Eligible Employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Retention Award, or portion thereof. The Company is authorized to offset the payment of a Retention Award, or any portion thereof, by any amounts otherwise due and owing to the Company by any Eligible Employee.

(c)Amendment and Termination of the Plan. The O&C Committee shall have the right to amend or terminate this Plan at any time provided that such an action does not materially and adversely impact any Eligible Employee without the written consent of that Eligible Employee; provided, however, that the O&C Committee shall have the right to amend or terminate the Plan, at any time without the consent of the Eligible Employees if the Administrator has determined, in its sole discretion, that such an action is appropriate in light of changes in any applicable law or such an action is required by law.

(d)Successors. The provisions of this Plan shall bind and inure to the benefit of the

Company and its successors and assigns. The term “successors” as used in this Plan shall include any corporation or other business entity which shall by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporations or other business entities. Where appropriate, the term “Company” as used in this Plan shall also include any other successor that assumes the Plan. Notwithstanding anything to the contrary herein, in the event any successor fails to assume the Plan, either by express agreement or operation of law, the aggregate amount of the Retention Awards shall become immediately payable in a single lump sum cash payment and, following such payment, the Plan shall terminate and no additional amounts will be payable hereunder.

(e)Nontransferability of Retention Awards. Eligible Employees shall not have the right to alienate, pledge, or encumber their interests in the Plan, and no such interest shall (to the extent permitted by law) be subject in any way to the claims of an Eligible Employee's creditors or to attachment, execution or other process of law.

(f)Receipt and Release. Any payment to any Eligible Employee in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Administrator under the Plan, and the Administrator may require such Eligible Employee, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Eligible Employee is determined by the Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.

(g)Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving an Eligible Employee the right to continue in the employ or service of the Company or any affiliate of the Company; (ii) interfering in any way with the right of the Company or an affiliate of the Company to terminate an Eligible Employee's employment or service at any time; or (iii) giving an Eligible Employee any claim to be treated uniformly with other employees of the Company or its affiliates.

(h)Nonexclusivity of the Plan. The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Any action with respect to the Plan taken by the Administrator, the Company, or any designee of the foregoing shall be conclusive upon all Eligible Employees and beneficiaries entitled to benefits under the Plan.

(i)Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

(j)Governing Law. All questions arising with respect to the provisions of the Plan and Retention Awards will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(k)Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(l)ERISA Rights. As a participant in the Plan, Eligible Employees are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:

(i)Examine without charge, at the Administrator's office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

(ii)Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

(iii)To the extent applicable, receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and beneficiaries. No one, including the Company, may fire an Eligible Employee or otherwise discriminate against the Eligible Employee in any way to prevent the Eligible Employee from obtaining benefits or exercising his or her rights under ERISA.
If a claim for a benefit under this Plan is denied in whole or in part, an Eligible Employee has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps an Eligible Employee can take to enforce the above rights. For instance, if an Eligible Employee requests materials from the Administrator and does not receive them within thirty (30) days, the Eligible Employee may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If an Eligible Employee's claim for benefits is denied or ignored, in whole or in part, the Eligible Employee may file suit in a state or federal court. If an Eligible Employee is discriminated against for asserting his or her rights, the Eligible Employee may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued by the Eligible Employee to pay the costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay the costs and fees (for example, if it finds that the Eligible Employee's claim is frivolous).
If an Eligible Employee has any questions about this Plan, the Eligible Employee should contact the Administrator. If an Eligible Employee has any questions about this statement or about his or her rights under ERISA, or if an Eligible Employee needs assistance in obtaining documents from the Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. An Eligible Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(m)Additional Information.

Plan Name:	EFH Corp. Retention Award Plan

Fiscal Year of Plan:	January 1 through December 31

Type of Plan:	Welfare Plan

Plan No.:	508

Plan Sponsor:	Energy Future Holdings Corp.
Energy Plaza
1601 Bryan Street

Dallas, Texas 75201
Employer I.D. Number: 75-2669310

Plan Administrator:	Energy Future Holdings Corp.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
Telephone Number: (214) 812-4600

Agent for Service        The Plan Administrator. Process may be served
of Legal Process:        at the address specified above.

ENERGY FUTURE HOLDINGS CORP.
By:      /s/ Richard J. Landy
Name:     Richard J. Landy
Title:     EVP, HR
Date:    December 20, 2011